CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Krispy Kreme Doughnuts, Inc. of our report dated March 6, 2000, except as to Note 18 which is as of March 13, 2000 relating to the financial statements of Krispy Kreme Doughnut Corporation for the three years ended January 30, 2000, which appears in the Registration Statement on From S-1 (No. 333-92909) dated April 4, 2000. We also consent to the incorporation by reference of our report dated March 6, 2000 relating to the financial statement schedule of Krispy Kreme Doughnut Corporation, which appears in such Registration Statement on Form S-1.


/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Greensboro, North Carolina
May 25, 2000